Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-122939, 333-122941, 333161622 and 333-206453 on Forms S-8 of Bar Harbor Bankshares and subsidiaries of our reports dated March 12, 2019, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Bar Harbor Bankshares, appearing in this Annual Report on Form 10-K of Bar Harbor Bankshares for the year ended December 31, 2018.

/s/ RSM US LLP

Boston, Massachusetts
March 12, 2019